Exhibit 99.1

Turnstone Biologics Corp. Reports First Quarter 2025 Financial Results and Provides Recent Corporate Highlights

SAN DIEGO, May 8, 2025 – Turnstone Biologics Corp. (“Turnstone” or the “Company”) (Nasdaq-CM: TSBX), a biotechnology company historically focused on the development of a differentiated approach to treat and cure patients with solid tumors by pioneering selected tumor-infiltrating lymphocyte (“Selected TIL”) therapy, today reported financial results for the first quarter ended March 31, 2025, and provided recent corporate updates.

Corporate Updates

In January 2025, Turnstone made the determination to discontinue all TIDAL-01 clinical studies and halted further development of the program. As a result, the Company initiated a process to explore a range of potential strategic alternatives focused on maximizing shareholder value. Turnstone continues to evaluate strategic alternatives and will provide additional updates when it is determined that further disclosure is appropriate or legally required.

In March 2025, Turnstone received approval from the Listing Qualifications Department at the Nasdaq Stock Market (“Nasdaq”) to transfer listing of its shares from the Nasdaq Global Market to the Nasdaq Capital Market. This transfer was effective as of the opening of business on March 31, 2025, and the Company’s shares of Common Stock continue to trade under the “TSBX” ticker symbol. The approval by Nasdaq was conditioned upon the Company meeting the applicable market value requirement of publicly held shares for continued listing and all other applicable requirements for listing on the Nasdaq Capital Market.

Financial Highlights

Cash, Cash Equivalents and Short-Term Investments: As of March 31, 2025, cash, cash equivalents and short-term investments were $21.9 million.

Research and Development (R&D) Expenses: R&D expenses for the three months ended March 31, 2025, were $4.4 million, compared to $15.8 million for the same period in 2024. The decrease was due primarily to shutting down almost all clinical development activities and the pursuit of strategic alternatives.

General and Administrative (G&A) Expenses: G&A expenses for the three months ended March 31, 2025, were $4.8 million, compared to $4.9 million for the same period in 2024.

Net Loss: Net loss for the three months ended March 31, 2025, was $11.8 million, compared to net loss of $19.6 million for the same period in 2024.

About Turnstone

Turnstone Biologics is a biotechnology company historically focused on the development of a differentiated approach to treat and cure patients with solid tumors by pioneering selected tumor-infiltrating lymphocyte (“Selected TIL”) therapy. For additional information about Turnstone, please visit www.turnstonebio.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that may occur in the future are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements in this press release regarding Turnstone’s plans to explore and evaluate a range of potential strategic alternatives focused on maximizing shareholder value. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: Turnstone’s ability to execute its planned exploration and evaluation of strategic alternatives; Turnstone’s ability to maintain compliance with Nasdaq’s listing rules; and unexpected demands on Turnstone’s cash resources. For a fuller description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, see Turnstone’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 31, 2025, and Turnstone’s Quarterly Reports on Form 10-Q, especially, in each case, under the caption “Risk Factors,” as well as other documents that may be filed by Turnstone from time to time with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Turnstone undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

Contact:

Ahmed Aneizi
Investor Relations
Turnstone Biologics
(347) 897-5988
ahmed.aneizi@turnstonebio.com

Exhibit 99.1

Turnstone Biologics, Corp.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)(unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	4,357	15,790
General and administrative	4,807	4,901
Total operating expenses	9,164	20,691
Loss from operations	(9,164)	(20,691)
Other (expense) income, net	(2,640)	1,078
Net loss before income taxes	(11,804)	(19,613)
(Provision) benefit for income taxes	(2)	(16)
Net loss	$(11,806)	$(19,629)
Other comprehensive (loss) income	-	(117)
Total comprehensive loss	$(11,806)	$(19,746)
Net loss attributable to common stockholders, basic and diluted	(11,806)	(19,629)
Weighted-average shares of common stock outstanding, basic and diluted	23,138,209	23,011,795
Net loss per share attributable to common stockholders, basic and diluted	$(0.51)	$(0.85)

Turnstone Biologics, Corp.

Condensed Consolidated Balance Sheet

(amount in thousands)

	March 31, 2025	December 31, 2024
	(unaudited)
Cash and cash equivalents and short term investments	$21,847	$28,926
Total assets	27,613	40,139
Total liabilities	7,627	8,672
Total stockholders' deficit	19,986	31,467